Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/21/11	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S ANNOUNCES STRONG SALES AND EARNINGS GROWTH FOR FIRST QUARTER 2011

OAK BROOK, IL — McDonald’s Corporation today announced strong results for the first quarter ended March 31, 2011, fueled by broad-based comparable sales growth.

“Our dedication to building the McDonald’s business by optimizing our menu, modernizing the restaurant experience and broadening accessibility continues to drive our global performance,” said McDonald’s Chief Executive Officer Jim Skinner. “For the quarter, McDonald’s delivered double-digit earnings per share growth led by higher comparable sales and guest counts across all geographic segments and strong franchise margin performance. Despite the challenges of the current economic environment, I am confident that McDonald’s can continue to grow by listening to our customers and remaining true to our proven Plan to Win strategy.”

The Company reported the following highlights for the quarter:

•	Global comparable sales increased 4.2%, with the U.S. up 2.9%, Europe up 5.7% and Asia/Pacific, Middle East and Africa up 3.2%

•	Revenues increased 9% (7% in constant currencies)

•	Diluted earnings per share of $1.15, up 15% (12% in constant currencies)

•	Returned $2.0 billion to shareholders through share repurchases and dividends

In the U.S., first quarter comparable sales and customer traffic reflect the ongoing demand for McDonald’s offerings. Key contributors to the quarter were beverages, including the McCafé line-up, the new Fruit & Maple Oatmeal and featured products including the 20-piece Chicken McNuggets and the Chipotle BBQ Bacon Angus burger.

Strong comparable sales in the U.K., France and Russia as well as positive comparable sales in Germany drove Europe’s first quarter results. For the quarter, Europe delivered double-digit operating income growth of 12% (12% in constant currencies). Ongoing emphasis on everyday affordability, classic core menu favorites, signature food events and ongoing restaurant reimaging contributed to performance across many markets.

Australia and China fueled the Asia/Pacific, Middle East and Africa (APMEA) segment’s first quarter comparable sales growth. Limited-time value offerings, particularly at the lunch daypart, restaurant reimaging and service initiatives around drive-thru, delivery and extended operating hours contributed to results throughout the segment.

Jim Skinner concluded, “We remain focused on strategies that will keep the McDonald’s brand relevant, contemporary and compelling to our customers and deliver sustained profitable growth. I am confident that by harnessing the collective talents, resources and capabilities of our global System we will continue to grow our business in 2011 and for the long term. As we begin the second quarter, our top-line momentum continues with global comparable sales trending in-line with or better than first quarter sales.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended March 31,	2011	2010	% Inc	% Inc Excluding Currency Translation
Revenues	$6,111.6	$5,610.1	9	7
Operating income	1,825.9	1,674.1	9	7
Net income	1,209.0	1,089.8	11	9
Earnings per share-diluted*	1.15	1.00	15	12

*	Foreign currency translation had a positive impact of $0.03 on 2011 diluted earnings per share for the quarter. In addition, the growth in 2011 diluted earnings per share was positively impacted by 3 percentage points, or $0.03 per share, as a result of the Company recording its share of costs related to the strategic restaurant closings in Japan in 2010.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on April 21, 2011. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter ended March 31, 2011.

The Company plans to release April 2011 sales information on May 9, 2011.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Quarters ended March 31,	2011	2010	$	%
Revenues
Sales by Company-operated restaurants	$4,152.7	$3,803.1	349.6	9
Revenues from franchised restaurants	1,958.9	1,807.0	151.9	8

TOTAL REVENUES	6,111.6	5,610.1	501.5	9

Operating costs and expenses
Company-operated restaurant expenses	3,416.7	3,110.9	305.8	10
Franchised restaurants-occupancy expenses	354.3	339.3	15.0	4
Selling, general & administrative expenses	563.6	546.3	17.3	3
Impairment and other charges (credits), net		30.8	(30.8)	n/m
Other operating (income) expense, net	(48.9)	(91.3)	42.4	46
Total operating costs and expenses	4,285.7	3,936.0	349.7	9

OPERATING INCOME	1,825.9	1,674.1	151.8	9

Interest expense	120.1	111.0	9.1	8
Nonoperating (income) expense, net	6.9	6.2	0.7	11

Income before provision for income taxes	1,698.9	1,556.9	142.0	9
Provision for income taxes	489.9	467.1	22.8	5

NET INCOME	$1,209.0	$1,089.8	119.2	11

EARNINGS PER SHARE-DILUTED	$1.15	$1.00	0.15	15

Weighted average shares outstanding-diluted	1,054.6	1,090.1	(35.5)	(3)

n/m Not meaningful

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